Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:	Greg H. Guettler President (651) 687-9999

Hypertension Diagnostics Announces Warrant Offering Results

ST. PAUL, MN, November 20, 2002 — Hypertension Diagnostics, Inc., (Nasdaq SmallCap: HDII) announced today that it raised $57,400 in gross proceeds from the exercise of its Redeemable Class A Warrants (the “Class A Warrants”) in the Company’s offering of up to 2,356,073 Redeemable Class B Warrants (the “Class B Warrants”) (NASDAQ SmallCap: HDIIZ). Holders of the Company’s outstanding Class A Warrants who properly exercised a Class A Warrant during the offering period were also issued one Class B Warrant for each Class A Warrant exercised. The expiration of the offering period was at 5:00 p.m. Central Time on November 14, 2002. The Company’s Class A Warrants also expired at 5:00 p.m. Central Time on November 14, 2002. The proceeds from the offering will be used for the Company’s operations.

     During the offering period, the Company issued 57,400 shares of Common Stock upon the exercise of certain Class A Warrants. As a result of the exercise of the Class A Warrants in the offering, the Company also issued Class B Warrants to purchase 57,400 shares of the Company’s Common Stock. As of November 15, 2002, there are a total of 453,018 shares of the Company’s Common Stock purchasable through the exercise of the Class B Warrants. The Class B Warrants expire on January 23, 2006 and have an exercise price of $1.00 per share of Common Stock issuable upon exercise.

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Page 2, Hypertension Diagnostics, Inc.
November 20, 2002

     For more information please contact:

Hypertension Diagnostics, Inc. 2915 Waters Road, Suite 108 Eagan, Minnesota 55121-1562 651-687-9999 (ext. 106) Attention: James S. Murphy

     A registration statement relating to this offering was declared effective by the U.S. Securities and Exchange Commission on June 6, 2002. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

     Forward-looking statements in this press release are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any forward-looking statements and to recognize that the statements are not a prediction of actual future results. Actual results could differ materially from those presented and anticipated in the forward-looking statements due to the risks and uncertainties set forth in the Company’s 2002 Annual Report on Form 10-KSB under the caption “Risk Factors,” as well as others not now anticipated.

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CVProfilor is a registered trademark of Hypertension Diagnostics, Inc. Hypertension Diagnostics, HDI/PulseWave , PulseWave and CVProfile are trademarks of Hypertension Diagnostics, Inc. All rights reserved.

Website: www.hdii.com